Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2009 relating to the consolidated financial statements and consolidated financial statement schedule of Central European Media Enterprises Ltd. and subsidiaries and the effectiveness of Central European Media Enterprises Ltd.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central European Media Enterprises Ltd and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte LLP

March 4, 2009